                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*

                            Scotsman Industries, Inc.
                                (Name of Issuer)

                     Common Stock, par value $.10 per share
                         (Title of Class of Securities)

                                     809340
                                 (CUSIP Number)

                         Robert F. Quaintance, Jr., Esq.
                              Debevoise & Plimpton
                                875 Third Avenue
                               New York, NY 10022
                                 (212) 909-6000
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                 August 13, 1997
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No. 809340                                              Page 2 of 40 Pages



1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Onex Corporation
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Ontario, Canada
--------------------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 1,951,757
    EACH          --------------------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           1,951,757
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           1,951,757
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         18.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                              Page 3 of 40 Pages



--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Onex DHC LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Wyoming
--------------------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 1,951,757
    EACH          --------------------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           1,951,757
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,951,757
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         18.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                              Page 4 of 40 Pages



--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         OMI Quebec Inc.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Wyoming
--------------------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 1,951,757
    EACH          --------------------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           1,951,757
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,951,757
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         18.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                              Page 5 of 40 Pages



--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Onex Capital Corporation
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Ontario, Canada
--------------------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 1,951,757
    EACH          --------------------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           1,951,757
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,951,757
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         18.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                              Page 6 of 40 Pages



--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Oncap Holding Corporation
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Ontario, Canada
--------------------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 1,951,757
    EACH          --------------------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           1,951,757
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,951,757
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         18.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                              Page 7 of 40 Pages



--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Gerald W. Schwartz
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Canada
--------------------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 1,951,757
    EACH          --------------------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           1,951,757
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,951,757
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         18.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                              Page 8 of 40 Pages



--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         W. Joseph Manifold
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 1,951,757
    EACH          --------------------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           1,951,757
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,951,757
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         18.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                              Page 9 of 40 Pages



--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Charles R. McCollom
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 1,951,757
    EACH          --------------------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           1,951,757
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,951,757
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         18.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 10 of 40 Pages



--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Anita J. Moffatt Trust u/a dated July 23, 1993
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Michigan
--------------------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 1,951,757
    EACH          --------------------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           1,951,757
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,951,757
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         18.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 11 of 40 Pages



--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Anita J. Moffatt
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 1,951,757
    EACH          --------------------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           1,951,757
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,951,757
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         18.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 12 of 40 Pages



--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Remo Panella
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Italy
--------------------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 1,951,757
    EACH          --------------------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           1,951,757
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,951,757
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         18.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 13 of 40 Pages



--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Teddy F. Reed
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 1,951,757
    EACH          --------------------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           1,951,757
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,951,757
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         18.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 14 of 40 Pages



--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Robert L. Schafer
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 1,951,757
    EACH          --------------------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           1,951,757
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,951,757
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         18.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 15 of 40 Pages



--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Graham E. Tillotson
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 1,951,757
    EACH          --------------------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           1,951,757
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,951,757
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         18.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 16 of 40 Pages



--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         John A. Tilmann Trust dated July 23, 1993
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Michigan
--------------------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 1,951,757
    EACH          --------------------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           1,951,757
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,951,757
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         18.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 17 of 40 Pages



--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         John A. Tilmann
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 1,951,757
    EACH          --------------------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           1,951,757
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,951,757
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         18.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 18 of 40 Pages



--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Ronald A. Anderson
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 1,951,757
    EACH          --------------------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           1,951,757
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,951,757
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         18.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 19 of 40 Pages



--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Kevin E. McCrone
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 1,951,757
    EACH          --------------------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           1,951,757
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,951,757
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         18.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 20 of 40 Pages



--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Michael P. McCrone
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 1,951,757
    EACH          --------------------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           1,951,757
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,951,757
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         18.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 21 of 40 Pages



--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Michael J. de St. Paer
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
--------------------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 1,951,757
    EACH          --------------------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           1,951,757
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,951,757
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         18.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 22 of 40 Pages



--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Paul L. de St. Paer
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
--------------------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 1,951,757
    EACH          --------------------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           1,951,757
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,951,757
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         18.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 23 of 40 Pages



--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Wendy M. de St. Paer
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
--------------------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 1,951,757
    EACH          --------------------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           1,951,757
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,951,757
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         18.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 24 of 40 Pages



--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         M. Anne de St. Paer
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
--------------------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 1,951,757
    EACH          --------------------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           1,951,757
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,951,757
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         18.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 25 of 40 Pages



--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Graham F. Cook
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
--------------------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 1,951,757
    EACH          --------------------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           1,951,757
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,951,757
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         18.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 26 of 40 Pages



--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Jane E. Cook
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
--------------------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 1,951,757
    EACH          --------------------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           1,951,757
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,951,757
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         18.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 27 of 40 Pages



--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Catherine J. Cook
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
--------------------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 1,951,757
    EACH          --------------------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           1,951,757
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,951,757
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         18.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 28 of 40 Pages



--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         G.F. Cook & J.E. Cook (A/c AJC) Trust
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
--------------------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 1,951,757
    EACH          --------------------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           1,951,757
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,951,757
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         18.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 29 of 40 Pages



--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         G.F. Cook & J.E. Cook (A/c SEC) Trust
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
--------------------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 1,951,757
    EACH          --------------------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           1,951,757
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,951,757
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         18.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 30 of 40 Pages



--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Christopher R.L. Wheeler
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
--------------------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 1,951,757
    EACH          --------------------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           1,951,757
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,951,757
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         18.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 31 of 40 Pages



--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Maureen J. Wheeler
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
--------------------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 1,951,757
    EACH          --------------------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           1,951,757
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,951,757
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         18.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 32 of 40 Pages



--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Jonathan R. Wheeler
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
--------------------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 1,951,757
    EACH          --------------------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           1,951,757
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,951,757
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         18.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 33 of 40 Pages



--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Josephine V. Wheeler
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
--------------------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 1,951,757
    EACH          --------------------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           1,951,757
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,951,757
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         18.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 34 of 40 Pages



--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         John Rushton
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
--------------------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 1,951,757
    EACH          --------------------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           1,951,757
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,951,757
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         18.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 35 of 40 Pages



--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Margaret L. Rushton
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Other -- See Item 3 of Statement
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                               [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
--------------------------------------------------------------------------------
                  7        SOLE VOTING POWER
 NUMBER OF
   SHARES         --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER
  OWNED BY                 1,951,757
    EACH          --------------------------------------------------------------
  REPORTING       9        SOLE DISPOSITIVE POWER
   PERSON
    WITH          --------------------------------------------------------------
                  10       SHARED DISPOSITIVE POWER
                           1,951,757
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,951,757
--------------------------------------------------------------------------------
12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         18.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 36 of 40 Pages



                  AMENDMENT NO. 4 TO STATEMENT ON SCHEDULE 13D


         This Amendment No. 4 to Statement on Schedule 13D amends the Statement on Schedule 13D, filed with the Securities and Exchange Commission on December 30, 1994 (the "Schedule 13D"), as amended by Amendment No. 1, filed with the Commission on March 10, 1995 ("Amendment No. 1"), Amendment No. 2 filed with the Commission on November 7, 1995 ("Amendment No. 2"), and Amendment No. 3 filed with the Commission on April 1, 1997, relating to the beneficial ownership of the common stock, $.10 per share par value (the "Common Stock"), of Scotsman Industries, Inc. ("Scotsman" or the "Issuer"). This Amendment is being filed on behalf of the reporting persons identified in the cover pages of this Amendment (collectively, the "Reporting Persons"). This Amendment amends Items 4 through 7 of the Schedule 13D.

ITEM 4.  PURPOSE OF TRANSACTION.

         (d) On August 13, 1997 Matthew O. Diggs, Jr. resigned as a non-management director of Scotsman.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         (a) Reference is made to Rows (11) and (13) of each Reporting Person's cover page.

         (b) Reference is made to Rows (7) through (10) of each Reporting Person's cover page.

         (c) On August 14, 1997, EJJM and The Diggs Family Foundation effected sales of 703,839 shares of Common Stock at a price of $26.75 per share through a series of sales on the New York Stock Exchange.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         (1) Reference is made to Item 6(4) and (6) of the Statement to Schedule 13D.

         (2) On August 13, 1997, EJJM assigned to Onex all of its rights under the Stockholders Agreement, dated January 11, 1994, to designate a nominee to the Board of Directors of Scotsman, and Onex

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 37 of 40 Pages



released EJJM and all of the shares of capital stock of Scotsman owned by EJJM and its affiliates from the proxy granted to Onex pursuant to such Stockholders Agreement.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         Exhibit N  -  Letter Agreement, dated August 13, 1997, among EJJM, Onex
                       Corporation and Onex DHC LLC

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 38 of 40 Pages



SIGNATURE.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 25, 1997


              **                    Onex Corporation
   -------------------------
   Gerald W. Schwartz

                                    By:           **
                                       -------------------------
                                       Ewout R. Heersink
   Onex Capital Corporation            Vice-President


By:           **                       Oncap Holding Corporation
   -------------------------
   Ewout R. Heersink
   Vice-President
                                    By:           **
                                       -------------------------
                                       Ewout R. Heersink
                                       Vice-President
   OMI Quebec Inc.


By:           **                       Onex DHC LLC
   -------------------------
   Ewout R. Heersink
   Vice-President
                                    By:           **
                                       -------------------------
                                       Donald F. West
                                       Representative



                                  **By: /s/ Ewout R. Heersink
                                       -------------------------
                                       Ewout R. Heersink
                                       Attorney-in-Fact

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 39 of 40 Pages



SIGNATURE.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 25, 1997


              ***                                 ***
   -------------------------           -------------------------
   Charles R. McCollom                 Graham E. Tillotson


   /s/ W. Joseph Manifold              John A. Tilmann Trust
   -------------------------           dated July 23, 1993
   W. Joseph Manifold

                                    By:           ***
                                       -------------------------
   Anita J. Moffatt Trust              John A. Tilmann
   u/a dated July 23, 1993             Trustee

By:           ***
   -------------------------
   Anita J. Moffatt                               ***
   Trustee                             -------------------------
                                       John A. Tilmann


              ***                                 ***
   -------------------------           -------------------------
   Anita J. Moffatt                    Ronald A. Anderson


              ***                                 ***
   -------------------------           -------------------------
   Remo Panella                        Kevin E. McCrone


              ***                                 ***
   -------------------------           -------------------------
   Teddy F. Reed                       Michael P. McCrone


              ***                ***By: /s/ W. Joseph Manifold
   -------------------------           -------------------------
   Robert L. Schafer                   W. Joseph Manifold
                                       Attorney-in-Fact

                                  SCHEDULE 13D

CUSIP No. 809340                                             Page 40 of 40 Pages



SIGNATURE.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 25, 1997

          ****                                 ****
-------------------------           -------------------------
Graham F. Cook                      Jane E. Cook

          ****                      G.F. Cook & J.E. Cook
-------------------------             (A/c SEC) Trust
Catherine J. Cook

                                    By:        ****
                                       ----------------------
G.F. Cook & J.E. Cook                  Name: J.E. Cook, G.F. Cook
  (A/c AJC) Trust                      Title: Trustees

By:          ****
   -------------------------
   Name: J.E. Cook, G.F. Cook
   Title: Trustees

          ****                                 ****
-------------------------           -------------------------
Michael J. de St. Paer              Paul L. de St. Paer

          ****                                 ****
-------------------------           -------------------------
Wendy M. de St. Paer                M. Anne de St. Paer

          ****                                 ****
-------------------------           -------------------------
Christopher R.L. Wheeler            Maureen J. Wheeler

          ****                                 ****
-------------------------           -------------------------
Jonathan R. Wheeler                 Josephine V. Wheeler

          ****                                 ****
-------------------------           -------------------------
John Rushton                        Margaret L. Rushton


                                ****By: /s/ Graham F. Cook
                                       ----------------------
                                       Graham F. Cook
                                       Attorney-in-Fact

                                EXHIBIT INDEX

         Exhibit N  -  Letter Agreement, dated August 13, 1997, among EJJM, Onex
                       Corporation and Onex DHC LLC